Exhibit 99.4

Compensation Arrangements for Non-Employee Directors

of

The Cooper Companies, Inc. (the “Company”)

Each director who is not also an employee of the Company (a “Non-Employee Director”) receives a stipend of $30,000 per annum. The Lead Director of the Board of Directors (the “Board”) receives a stipend of $35,625 per annum. Each Non-Employee Director serving as a chairman of a committee of the Board receives an additional stipend ranging from $1,000 to $2,000 per annum. Each Non-Employee Director receives meeting fees ranging from $500 to $1,000 per meeting, depending on duration, and up to $1,000 per day for other days substantially spent on affairs of the Company. Directors who are also employees of the Company receive no additional compensation.

In addition, each November, pursuant to The 1996 Long Term Incentive Plan for Non-Employee Directors of The Cooper Companies, Inc., each Non-Employee Director of the Company receives 1,000 shares of restricted stock and a specified number of stock options, with an exercise price equal to 100% of the fair market value of the common stock of the Company on the date of grant. Each Non-Employee Director receives options to purchase up to 17,500 shares of the Company’s common stock (18,900 shares in the case of the Lead Director of the Board). Restrictions will generally be removed from the restricted stock when its fair market value appreciates 10% from the date of grant or five years have passed; the options generally will become exercisable when the fair market value of the common stock appreciates 10% from the date of grant or five years have passed.